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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE

November 12, 1998

Contact: Melanie Otero

         Manager, Corporate Communications
         (617) 368-6318
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               SAPPI CLOSES ON SALE OF TIMBERLANDS WITH PLUM CREEK

JOHANNESBURG--Sappi Limited announced today the consummation of the sale of its 905,000 acres of timberlands in Maine to Plum Creek Timber Company, L.P., by its wholly-owned subsidiary, Sappi Fine Paper North America. The total sale value for the timberlands is approximately $180 million. Sappi will receive approximately $3 million in cash and senior notes with a fair value of $177.1 million.

As part of the sale, Plum Creek has agreed to a 40-year fiber supply contract to sell timber to Sappi's mill in Skowhegan, Maine. Sappi will continue to procure wood for its other mills on the open market.

Sappi has been negotiating with officials from the state of Maine on the terms of the conservation easements Sappi offered to the state that would protect two significant waterfront areas along Moosehead Lake and the Kennebec River from development. As part of the sale agreement, Plum Creek has committed to continue negotiations of these easements with the state.

Sappi Fine Paper North America is a wholly-owned subsidiary of Sappi Limited, headquartered in Johannesburg, South Africa. Sappi is the world's largest producer of coated-free papers that are used in high-quality magazines, catalogues, brochures, reference books and other communications applications.